

<ARTICLE>                     5
<LEGEND>
     THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM
     FORM 10Q AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL
     STATEMENTS.
</LEGEND>
<CIK>                         0001013021
<NAME>                        Coinmach Laundry Corporation
<MULTIPLIER>                                   1,000
<CURRENCY>                                     U.S. DOLLAR

<PERIOD-TYPE>                                  9-MOS        3-MOS
<FISCAL-YEAR-END>                              MAR-31-1999  MAR-31-1999
<PERIOD-START>                                 APR-01-1998  OCT-01-1998
<PERIOD-END>                                   DEC-31-1998  DEC-31-1998
<EXCHANGE-RATE>                                1            1
<CASH>                                         23,995       0
<SECURITIES>                                   0            0
<RECEIVABLES>                                  8,436        0
<ALLOWANCES>                                   0            0
<INVENTORY>                                    16,535       0
<CURRENT-ASSETS>                               0            0
<PP&E>                                         329,874      0
<DEPRECIATION>                                 (111,287)    0
<TOTAL-ASSETS> <F1>                            897,519      0
<CURRENT-LIABILITIES>                          0            0
<BONDS>                                        692,165      0
<PREFERRED-MANDATORY>                          0            0
<PREFERRED>                                    0            0
<COMMON> <F2>                                  104,093      0
<OTHER-SE>                                     (53,769)     0
<TOTAL-LIABILITY-AND-EQUITY> <F3>              897,519      0
<SALES>                                        0            0
<TOTAL-REVENUES>                               373,645      130,736
<CGS>                                          0            0
<TOTAL-COSTS>                                  245,461      85,738
<OTHER-EXPENSES> <F4>                          90,914       31,222
<LOSS-PROVISION>                               0            0
<INTEREST-EXPENSE>                             49,336       16,902
<INCOME-PRETAX>                                (12,066)     (3,126)
<INCOME-TAX> <F5>                              (2,659)      (428)
<INCOME-CONTINUING>                            (9,407)      (2,698)
<DISCONTINUED>                                 0            0
<EXTRAORDINARY>                                0            0
<CHANGES>                                      0            0
<NET-INCOME> <F6>                              (9,407)      (2,698)
<EPS-PRIMARY>                                  (.71)        (.20)
<EPS-DILUTED>                                  (.71)        (.20)

<F1> Total  Assets:  Includes  Advance  Location  Payments of $79,034,  Contract
     Rights of $412,788 and Goodwill of $110,658, each net of accumulated amortization at December 31, 1998.
<F2> Bonds:   Includes  $296,655  of  11-3/4  senior  notes,  as  well  as  debt outstanding under a credit facility of $388,489 at December 31, 1998.
<F3> Total Liabilities:  Includes Accrued Rental Payments of $26,473 and Accrued
     Interest of $5,421 at December 31, 1998.
<F4> Other Expenses:  Includes stock based compensation charges of $369 and $987 for the quarter and nine months ended December 31, 1998.
<F5> Income Tax: The provision  (benefit) for income taxes  consists of $400 and
     $647 currently payable and ($828) and ($3,306) deferred, for the quarter and nine months ended December 31, 1998.
<F6> Net Income:  In addition,  EBITDA of $122,197  (earnings  before  interest, income taxes, depreciation and amortization) before the deduction for the stock-based compensation charge was generated for the reported period. EBITDA is a meaningful measure of a company's ability to service debt.
